UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2012

EDGEWAVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15333 Avenue of Science, Suite 100

San Diego, CA 92128

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 676-2277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Silicon Valley Bank Loan Amendment

On April 30, 2012, EdgeWave, Inc. (“Edgewave”) entered into an Eleventh Amendment to the Loan and Security Agreement (the “Loan Amendment”) with Silicon Valley Bank (“SVB”) amending the existing Loan and Security Agreement entered into between Edgewave and SVB on May 11, 2007 as amended (the “Loan Agreement”). Pursuant to the terms of the Loan Amendment, among other things, SVB and Edgewave modified the availability amount on the revolving line balance to the lesser of the revolving line or the borrowing base, minus the aggregate outstanding principal amount of Term Loan A, Term Loan B and Term Loan C, minus the outstanding principal balance of any advances. Prior to this Loan Amendment, the availability amount on the revolving line balance was defined as the lesser of the revolving line or the borrowing base, minus the amount of all outstanding letters of credit (including drawn but unreimbursed letters of credit), minus the amount of the foreign exchange forward contract reserve, minus any amounts used for cash management services, minus the aggregate outstanding principal amount of Term Loan A, Term Loan B and Term Loan C, minus the outstanding principal balance of any advances. As a result of this Loan Amendment the amount available to Edgewave under the Loan Agreement is potentially increased by as much as $310,000, which primarily reflects the amount of a letter of credit that Edgewave currently has outstanding with SVB.

The Loan Amendment also amended the Loan Agreement’s financial covenant calculation, which replaces the tangible net worth calculation, to include that EdgeWave maintain at all times, on a year to date basis for 2012, a modified cumulative net income of at least negative three million dollars (-$3,000,000), on a trailing three (3) month basis from January 2013 through March 2013, an amount equal to at least eighty percent (80%) of EdgeWave’s projected modified cumulative net income for the applicable period and on a trailing three (3) month basis at all times thereafter, one dollar ($1.00).

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure requirement of this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Eleventh Amendment to Loan and Security Agreement between EdgeWave, Inc. and Silicon Valley Bank, dated April 30, 2012.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EDGEWAVE, INC.

Dated: May 4, 2012	By:	/s/ Louis E. Ryan
Louis E. Ryan
Chief Executive Officer

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